ISSN 1718-8377	Exhibit 99.15

Volume 11, number 7	February 10, 2017

AT NOVEMBER 30, 2016

Highlights for November 2016

—	In November, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $736 million. The balance takes into account the deposit of $152 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $415 million, standing at $5.0 billion;

	—	federal transfers rose by $62 million, reaching $1.5 billion;

	—	program spending fell by $174 million, amounting to $5.1 billion;

	—	debt service decreased by $14 million, reaching $622 million.

—	On the basis of the cumulative results at November 30, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.9 billion, taking into account the deposit of $1.3 billion in the Generations Fund.

—	For 2016-2017, the October 2016 update of the Québec Economic Plan projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)	(Unaudited data)

						Update of the
						Québec Economic Plan –
	November		April to November			October 2016
	2015	2016	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 551	4 966	36 337	37 262	2.5	58 183		1.4
Federal transfers	1 458	1 520	11 536	12 169	5.5	18 224		7.0
Total revenue	6 009	6 486	47 873	49 431	3.3	76 407		2.6
Expenditure
Program spending	–5 291	–5 117	–42 054	–43 082	2.4	–68 238		4.0
Debt service	–636	–622	–5 303	–5 032	–5.1	–7 959		0.1
Total expenditure	–5 927	–5 739	–47 357	–48 114	1.6	–76 197		3.5
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	299	–8	1 265	642	—	–37		—
Health and social services and education networks	–3	–3	–13	–12	—	–23		—
Generations Fund	118	152	862	1 287	—	1 999		—
Total consolidated entities	414	141	2 114	1 917	—	1 939		—
SURPLUS (DEFICIT)	496	888	2 630	3 234	—	2 149	(2)	—
Contingency reserve	—	—	—	—	—	–150		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–118	–152	–862	–1 287	—	–1 999		—
BUDGETARY BALANCE(3)	378	736	1 768	1 947	—	—		—

Note:	The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.31 of The Québec Economic Plan – October 2016 Update.
(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $150 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at November 30, 2016

■	Budgetary balance

For the period from April to November 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.9 billion.

The October 2016 update of the Québec Economic Plan projects a balanced budget for the overall 2016-2017 fiscal year.

■	General Fund revenue

At November 30, 2016, revenue totalled $49.4 billion, an increase of $1.6 billion, or 3.3%, compared to November 30, 2015.

— Own-source revenue stood at $37.3 billion, up $925 million from the same time last year.

— Federal transfers amounted to $12.2 billion, up $633 million compared to November 30, 2015.

■	General Fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $48.1 billion, an increase of $757 million.

— For the period from April to November 2016, program spending rose by $1.0 billion, or 2.4%, reaching $43.1 billion.

— The most significant changes were in the Health and Social Services ($657 million), Education and Culture ($183 million) and Economy and Environment ($238 million) missions.

— Debt service amounted to $5.0 billion, a decrease of $271 million compared to last year.

■	Consolidated entities

At November 30, 2016, the results of consolidated entities stood at $1.9 billion. These results include:

— a surplus of $642 million for non-budget-funded bodies and special funds;

— a $12-million deficit for the health and social services and education networks;

— dedicated revenues of $1.3 billion for the Generations Fund.

■	Net financial surplus (requirements)

At November 30, 2016, the consolidated net financial surplus stood at $484 million, a deterioration of $561 million over last year. Net financial surpluses reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)	(Unaudited data)

	November			April to November
	2015	2016	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	4 551	4 966	415	36 337	37 262	925
Federal transfers	1 458	1 520	62	11 536	12 169	633
Total revenue	6 009	6 486	477	47 873	49 431	1 558
Expenditure
Program spending	–5 291	–5 117	174	–42 054	–43 082	–1 028
Debt service	–636	–622	14	–5 303	–5 032	271
Total expenditure	–5 927	–5 739	188	–47 357	–48 114	–757
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	299	–8	–307	1 265	642	–623
Health and social services and education networks	–3	–3	—	–13	–12	1
Generations Fund	118	152	34	862	1 287	425
Total consolidated entities	414	141	–273	2 114	1 917	–197
SURPLUS (DEFICIT)	496	888	392	2 630	3 234	604
Consolidated non-budgetary surplus (requirements)	1 814	–693	–2 507	–1 585	–2 750	–1 165
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 310	195	–2 115	1 045	484	–561
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)	(Unaudited data)

	November			April to November
Revenue by source	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 659	1 992	20.1	13 189	14 045	6.5
Contributions to Health Services Fund	593	617	4.0	4 588	4 757	3.7
Corporate taxes	275	468	70.2	2 450	2 707	10.5
Consumption taxes	1 516	1 384	–8.7	12 538	12 308	–1.8
Other sources	150	135	–10.0	1 099	1 119	1.8
Total own-source revenue excluding government enterprises	4 193	4 596	9.6	33 864	34 936	3.2
Revenue from government enterprises	358	370	3.4	2 473	2 326	–5.9
Total own-source revenue	4 551	4 966	9.1	36 337	37 262	2.5
Federal transfers
Equalization	793	836	5.4	6 347	6 687	5.4
Health transfers(1)	427	465	8.9	3 459	3 733	7.9
Transfers for post-secondary education and other social programs	130	136	4.6	1 064	1 087	2.2
Other programs	108	83	–23.1	666	662	–0.6
Total federal transfers	1 458	1 520	4.3	11 536	12 169	5.5
TOTAL	6 009	6 486	7.9	47 873	49 431	3.3

(1)	Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.5% instead of 7.9%.

General Fund expenditure
(millions of dollars)	(Unaudited data)

	November			April to November
Expenditure by mission	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	2 513	2 477	–1.4	21 249	21 906	3.1
Education and Culture	1 571	1 504	–4.3	10 930	11 113	1.7
Economy and Environment	429	343	–20.0	3 158	3 396	7.5
Support for Individuals and Families	469	500	6.6	4 149	4 100	–1.2
Administration and Justice	309	293	–5.2	2 568	2 567	0.0
Total program spending	5 291	5 117	–3.3	42 054	43 082	2.4
Debt service	636	622	–2.2	5 303	5 032	–5.1
TOTAL	5 927	5 739	–3.2	47 357	48 114	1.6

Details of the transactions of consolidated entities
(millions of dollars)	(Unaudited data)

	November 2016
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	accounts	related to the	funded	education		Consolidation
	funds	Fund	purpose	tax system	bodies	networks(1)	Total	adjustments(2)	Total
Revenue	1 170	152	19	351	1 829	—	3 521	–1 977	1 544
Expenditure
Expenditure	–890	—	–19	–351	–1 873	–3	–3 136	1 890	–1 246
Debt service	–187	—	—	—	–57	—	–244	87	–157
Subtotal	–1 077	—	–19	–351	–1 930	–3	–3 380	1 977	–1 403
SURPLUS (DEFICIT)	93	152	—	—	–101	–3	141	—	141
	April to November 2016
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	accounts	related to the	funded	education		Consolidation
	funds	Fund	purpose	tax system	bodies	networks(1)	Total	adjustments(2)	Total
Revenue	9 226	1 287	429	4 062	15 739	—	30 743	–17 449	13 294
Expenditure
Expenditure	–7 431	—	–429	–4 062	–14 964	–12	–26 898	16 761	–10 137
Debt service	–1 464	—	—	—	–464	—	–1 928	688	–1 240
Subtotal	–8 895	—	–429	–4 062	–15 428	–12	–28 826	17 449	–11 377
SURPLUS (DEFICIT)	331	1 287	—	—	311	–12	1 917	—	1 917

(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at December 31, 2016, will be published on March 10, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca